Exhibit 99

Joint Filer Information

Name:	Defiante Farmaceutica, L.D.A.

Address:	Rua dos Ferreiros
260 Funchal
Madeira, Portugal - 19000-082

Designated Filer:	Sigma-Tau Finanzaria S.p.A.

Issuer & Ticker Symbol:	SciClone Pharmaceuticals, Inc. (SCLN)

Date of Earliest
Transaction Required
to be Reported:	01/14/08

Signature:	/s/ Antonio Nicolai
Name: Antonio Nicolai
Title: Proxy Holder Authorized
DEFIANTE FARMACEUTICA, L.D.A.